Exhibit 12.1

ASBURY AUTOMOTIVE GROUP, INC.

STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(in thousands, except ratios)

Ratio of earnings to fixed charges	For the Years Ended December 31,										For the Six Months Ended June 30,
	2006		2005		2004		2003		2002		2007		2006
EARNINGS COMPUTATION:
Income from continuing operations	$67,154		$58,233		$49,136		$44,431		$32,767		$23,575		$33,213
Income tax expense	40,546		34,852		29,199		27,232		32,786		14,025		19,927
Fixed charges	103,663		85,322		71,478		63,398		58,988		53,005		51,029
Amortization of capitalized interest	293		253		199		110		58		153		136
Capitalized interest	(593)		(810)		(1,334)		(785)		(866)		(206)		(299)

Earnings for purposes of computation	$211,063		$177,850		$148,678		$134,386		$123,733		$90,552		$104,006

FIXED CHARGES COMPUTATION:
Other interest expense	$42,714		$39,279		$37,473		$34,599		$33,455		$20,147		$21,310
Floor plan interest expense	40,166		27,336		18,600		14,336		13,355		21,929		19,519
Amortization deferred financing fees	2,359		2,192		1,579		5,333		4,548		1,284		1,158
Interest component of rent expense	17,831		15,705		12,492		8,345		6,764		9,439		8,743
Capitalized interest	593		810		1,334		785		866		206		299

Fixed charges for purposes of computation	$103,663		$85,322		$71,478		$63,398		$58,988		$53,005		$51,029

RATIO OF EARNINGS TO FIXED CHARGES	2.04	x	2.08	x	2.08	x	2.12	x	2.10	x	1.71	x	2.04	x